Exhibit 10.3

CIT BUSINESS CREDIT 1211 Avenue of the Americas New York, NY 10036	T: 212 536-1200

CIT

        April 25, 2005

TELTRONICS, INC.
2150 Whitfield Industrial Way
Sarasota,
FL 34243

Gentlemen:

We refer to the Loan and Security Agreement between us dated October 28, 1994 as amended (the “Loan Agreement”). Capitalized terms used herein and defined in the Loan Agreement shall have the same meanings as specified therein unless otherwise specifically defined herein.

You have advised us that you are in violation of Section 6, Paragraph 6.6 of the Loan Agreement as a result of a Patent Transfer Agreement with Harris Corporation whereby you transferred all rights and interest in certain patents.

This letter is to confirm our agreement that, solely with respect to the foregoing violation and/or breach of the Loan Agreement it shall not be deemed to be a Default and/or Events of Default under the Loan Agreement. On and after the date hereof you shall be in compliance with all of the terms and provisions of the Loan Agreement as amended hereby.

In addition, effective immediately, the Loan Agreement shall be, and hereby is, amended as follows:

1.      Section 6, Paragraph 6.11 of the Loan Agreement shall be, and hereby is, amended by adding the following sentences to the end of such paragraph:

“Borrower will not permit EBITDA as of the last day of any fiscal quarter set forth in Section 10.5(d), calculated as set forth therein, to be less than the amount set forth opposite such period.

Borrower shall also maintain a Fixed Charge Coverage Ratio (as defined in Section 10.5) calculated for each of the periods set forth in Section 10.5(e) (as determined in accordance with GAAP (as defined in Section 10) of not less than the ratio set forth opposite each applicable period in such Section.”

2.      Section 6, Paragraph 6.13 subsection (d) of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following in lieu thereof:

“(d) all costs and expenses from time to time incurred by Lender during the course of periodic field examination of the Collateral and Borrower’s operations, the Lender shall charge the Borrower a fee of $850.00 per examiner for each day, or part thereof, during which such field examination is conducted, plus any out-of-pocket costs and expenses incurred by Lender; and”

3.      Section 9, Paragraph 9.1 of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following in lieu thereof:

“9.1 This Agreement shall continue in full force and effect until March 31, 2006 (the “Initial Term”) and shall be deemed automatically renewed for successive terms of one (1) year each thereafter (each of “Renewal Term”) unless terminated as of the end of the Initial Term or any Renewal Term by either party giving the other written notice at least sixty (60) days prior to the end of the Initial Term or such Renewal Term.”

4.      Section 10, Paragraph 10.1(c) of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following in lieu thereof:

“(c) Inventory Sublimit: $250,000; provided that such amount shall be decreased in an amount equal to $62,500 per month commencing May 1, 2005 and $62,500 on the first day of each month thereafter until such time as the Inventory Sublimit is reduced to zero dollars ($0).”

5.      Section 10, Paragraph 10.4 subparagraphs (b) and (c) of the Loan Agreement shall be, and hereby is, deleted in its entirety and replaced by the following in lieu thereof:

“(b)     Facility Fee: In consideration of Lender’s entering into the Initial Term the Lender shall charge Borrower an annual facility fee equal to 0.60% of the Maximum Credit, which fee shall be in addition to any other fees or commissions Lender is entitled to charge Borrower under the Agreement and shall be deemed due and earned on April 25, 2005 but shall be charged to Borrower’s account in three consecutive equal monthly installments payable on May 31, 2005, June 30, 2005 and July 29, 2005.

(c)    Minimum Loan Fee: If the average outstanding amount of loans (including all Revolving Loans and any Term Loan) in any month is less than $3,500,000, then Lender shall be entitled to receive a fee, payable as of the last day of each month, equal to the difference between $3,500,000 and the actual annual average loan balance for the month in question, multiplied by the Interest Rate in effect on the last day of the month in question.”

6.      Section 10, Paragraph 10.4 of the Loan Agreement shall be, and hereby is, amended by adding the following subparagraph (e):

“(e)  On the first business day of each month, the Borrower shall pay to Lender a Collateral Management Fee In the amount of $1,500, which shall be deemed fully earned when paid. As used herein, “Collateral Management Fee” shall mean the fees Lender shall charge to offset the expenses and costs (excluding out-of-pocket expenses and auditor fees) of Lender in connection with administration, record keeping, analyzing and evaluating the Collateral.

7.      Section 10, Paragraph 10.5 of the Loan Agreement shall be, and hereby is, amended by adding the following subparagraphs (d) and (e) thereto:

(d)   EBITDA:

Period	Amount

(i) For the 3-month period ending March 31, 2005	$ 730,000
(ii) For the 6-month period ending
June 30, 2005	$1,580,000
(iii) For the 9-month period ending
September 30, 2005	$2,550,000
(iv) For the 12-month period ending
December 31, 2005, and each12-month period
Ending at the end of each fiscal quarter thereafter	$3,320,000

(e)   Fixed Charge Coverage Ratio:

Period	Ratio

(i) For the 3-month period ending March 31, 2005	1.20 to 1.0
(ii) For the 6-month period ending
June 30, 2005	1.15 to 1.0
(iii) For the 9-month period ending
September 30, 2005	1.30 to 1.0
(iv) For the 12-month period ending
December 31, 2005, and each 12-month period
Ending at the end of each fiscal quarter thereafter	1.30 to 1.0

The foregoing ratio shall be calculated on a cumulative quarterly basis during the first 12 month period ending December 31, 2005 and on a rolling four quarter basis thereafter.

“Fixed Charge Coverage Ratio” shall mean, for the relevant period, the ratio determined by dividing EBITDA by the sum of (a) all interest obligations paid or due, (b) the amount of principal repaid or scheduled to be repaid on the Term Loan and Subordinated Debt, (c) unfinanced Capital Expenditures actually incurred, (d) all federal, state and local income tax expenses due and payable, and (e) all dividends paid.

“EBITDA” shall mean, in any period, all earnings of the Borrower before all (i) interest and tax obligations, (ii) depreciation and (iii) amortization for said period, all determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Borrower, but excluding the effect of extraordinary and/or non-reoccurring gains or losses for such period.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time for the period as to which such accounting principles are to apply.

“Subordinated Debt” shall mean the agreement among the Borrower, a Subordinating Creditor and us pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Borrower’s Obligations to Lender (in form and substance satisfactory to us).

“Capital Expenditures” shall mean for any period shall mean the aggregate of all expenditures of the Borrower during such period that in conformity with GAAP are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Borrower.

In addition to the foregoing and upon execution of this amendment letter, the Notice of Termination is hereby rescinded and cancelled, and the Loan Agreement in its entirety continues in full force and effect. All of the terms, provisions and conditions as amended hereby of the Loan Agreement shall be, and hereby are, adopted, ratified and confirmed in all respects.

In consideration of (i) our execution of this Waiver and Amendment Letter you agree to pay us an Accommodation Fee of $5,000.00 and (ii) the preparation of this agreement by our in-house legal department you agree to pay us a Documentation Fee of $1,000.00. Such fees shall be due and payable in full on the date hereof and may, at our option, be charged to your Revolving Loan Account on the due date thereof. You further agree to pay all Out-of-Pocket Expenses incurred in connection with this Waiver and Amendment Agreement and the transactions contemplated hereby, all of which may (at our option) be charged to your Loan Account.

Except to the extent set forth herein, no other waiver of, or change in any of the terms, provisions or conditions of the Loan Agreement is intended or implied. This agreement shall not constitute a waiver of any other existing Defaults or Events of Default under the Loan Agreement (whether or not we have knowledge thereof), and shall not constitute a waiver of any future Defaults or Events of Default whatsoever.

If the foregoing is in accordance with your understanding of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC. By: /s/ Carl Giordano Carl Giordano Title: Assistant Vice President

Read and Agreed to:

TELTRONICS, INC.

By:    /s/ Ewen Cameron
         Ewen Cameron
Title:  President/CEO